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                                                                    Exhibit 23.1
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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of Century Aluminum Company on Form S-3 of our report on the Company's consolidated financial statements dated February 9, 2004 (which expresses an unqualified opinion and includes an explanatory paragraph as to the adoption of Statement of Financial Accounting Standards No. 143 "Accounting for Asset Retirement Obligations") and our report on Schedule II dated February 9, 2004, both appearing in the Annual Report on Form 10-K of Century Aluminum Company for the year ended December 31, 2003, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP



Pittsburgh, Pennsylvania
March 16, 2004